UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   June 26, 2008

HERSHA HOSPITALITY TRUST
(Exact name of registrant as specified in its charter)

Maryland	001-14765	251811499
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

44 Hersha Drive
Harrisburg, Pennsylvania 17102
(Address and zip code of
principal executive offices)

Registrant's telephone number, including area code: (717) 236-4400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 26, 2008, Hersha Hospitality Limited Partnership ("HHLP"), the operating partnership subsidiary of Hersha Hospitality Trust ("HT"), entered into a contribution agreement (the "Contribution Agreement") with Akshar Limited Liability Company (the "LLC") and closed on the acquisition of all of the land, hotel and improvements associated with the Holiday Inn Express (the "Hotel") located at 5001 Mercedes Boulevard, Camp Springs, Maryland.

The aggregate purchase price for the Hotel, including closing costs and seller reimbursements, was approximately $14.0 million, which included approximately $9.3 million in cash and the issuance of 540,337 units of limited partnership interest of HHLP ("OP Units") valued at $8.61 per unit.

Of these OP Units, 178,312 were issued in varying amounts to the following executive officers and trustees of HT who had direct or indirect interests in the LLC:  Kiran P. Patel, a member of our Board of Trustees; Jay H. Shah, a member of our Board of Trustees and our Chief Executive Officer; Neil H. Shah, our President and Chief Operating Officer; and David L. Desfor, our Treasurer and Secretary.

As a related party transaction, the transaction was approved by all of HT's independent trustees.  Hersha Hospitality Management L.P. ("HHMLP"), Hersha's affiliated hotel management company, will continue to manage the Hotel.

The preceding description of the material terms of the Contribution Agreement is qualified in its entirety by reference to the terms of the Contribution Agreement, which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits

Exhibit 10.1	Contribution Agreement, dated as of June 26, 2008, by and among Akshar Limited Liability Company and Hersha Hospitality Limited Partnership.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HERSHA HOSPITALITY TRUST

Date: July 2, 2008	By:	/s/Ashish R. Parikh
Ashish R. Parikh
Chief Financial Officer

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